Exhibit 5

                                   Drew Field
                                   Law Offices

534 Pacific Avenue                                                  415/296-9795
San Francisco, CA 94133                                             FAX/434-3441


                                                   February 12, 2003
Board of Directors
Wellstone Communities Inc.
6030 Bethelview Road, Suite 203
Cumming, GA 30040

Dear Directors:

         You have requested my opinion as to the legality of the shares of Series A Voting Convertible Preferred Stock (the Shares) being registered by Wellstone Communities Inc. (the Company) under the Securities Act of 1933, as amended (the Act), by filing a registration statement on Form SB-2.

         In connection with your request for my opinion, you have provided me and I have reviewed the Company's Articles of Incorporation, as amended, Bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, it is my opinion that, when the registration statement shall have become effective under the Act, when all required registrations with state securities regulators shall have become effective, and when the Shares shall have been duly issued and delivered to the purchasers against payment of the consideration therefor, the Shares will, when sold, be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the registration statement.



                                            Very truly yours,

                                            S/Drew Field